Exhibit 10.64

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This agreement (the “Amendment Agreement”) is made and entered into as of November 2, 2017 by and between Omagine, Inc., a Delaware corporation (the “Company”) and Jeffrey A. Grossman (the “Lender”). This Amendment Agreement is an amendment to that certain Convertible Promissory Note between the Company and the Lender dated July 3, 2017 (the “Note”). The Note is incorporated into this Amendment Agreement by reference thereto. Capitalized terms used in this Amendment Agreement and not otherwise defined herein shall have the meaning given to them in the Note.

Pursuant to Section 8(c) of the Note, the Company and the Lender hereby consent to the following amendments to the Note:

(1)	Section 2 (a) (i) of the Note is hereby replaced in its entirety to read as follows:

Optional Conversion. The Lender shall have the right, at his option, to convert all or any portion of the outstanding principal amount of this Note into fully-paid and non-assessable shares of the Company’s $0.001 par value per share common stock, (“Common Stock”), at the conversion price of ten cents ($0.10) per share (the “Conversion Price”). The $0.10 Conversion Price shall be further modified to the lower of (a) five cents ($0.05) on December 15, 2017 if the separate $146,000 Convertible Promissory Note between the Lender and the Company dated November 2, 2017 is not paid in full on or before December 15, 2017, or (b) the lowest price at which any party purchases Common Stock or equivalents directly from the Company, or the lowest stated or modified conversion price in any Note issued by the Company, or the lowest stated or modified exercise price in any option or warrant to purchase Common Stock issued by the Company (the foregoing a or b being the “Modified Conversion Price”). The Modified Conversion Price shall remain in full force and effect until the Note is fully paid. Upon conversion of the Note, subject to the provisions of Section 2(c) below, the Lender shall be entitled to that number of shares of Common Stock determined by dividing (x) the then outstanding principal amount of this Note by (y) the Conversion Price or the Modified Conversion Price (as the case may be) provided, however, that in no event shall the Lender be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Lender and his affiliates, if any, and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Lender and his affiliates, if any, of more than 4.99% of the outstanding shares of Common Stock (the “Limitation”) without the written permission of the Company, which permission the Company may or may not grant at its sole discretion. For purposes of the proviso in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder. The number of shares of Common Stock to be issued upon conversion of this Note shall be determined by dividing the Conversion Amount by the applicable Conversion Price then in effect on the date specified in the Conversion Notice, (as defined below).

In order to exercise this optional conversion privilege, the Lender shall surrender this Note to the Company during usual business hours at the Company’s principal executive office, accompanied by written notice (a “Conversion Notice”) in form satisfactory to the Company that the Lender elects to convert all or any portion of the principal amount then outstanding of this Note. Such notice shall also state the amount to be converted and the name or names (with address) in which the certificate or certificates for shares of Common Stock that shall be issuable on such conversion shall be issued. If less than the entire principal amount then outstanding is converted the Company shall cancel this Note and reissue an identical note in the amount of the remaining principal amount outstanding after any such conversion.

(2)	Section 2 (b) (ii) of the Note is hereby replaced in its entirety to read as follows:

Immediately upon surrender of this Note for conversion of all or any portion of the then outstanding principal amount of this Note as herein provided, this Note shall no longer be deemed to be outstanding with respect to that portion of this Note to be converted and all rights with respect to this Note or such portion of this Note (as the case may be) shall immediately cease and terminate on the conversion date, except only the right of the Lender to receive shares of Common Stock in exchange therefor. This Note, when so surrendered for conversion, shall be cancelled. Immediately upon surrender of this Note for conversion of less than the full principal amount of this this Note then outstanding, the Company shall cancel the original Note and reissue a new note to the Lender for the remaining balance of the Note, and this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate on the conversion date, except only the right of the Lender to receive (i) shares of Common Stock in exchange therefor and (ii) the new note for the remaining principal balance of the Note. The new note will have the same terms of the original Note as amended hereby.

(3)	Section 4 of the Note is hereby replaced in its entirety to read as follows: Prepayment of Principal. The principal indebtedness represented by this Note may be prepaid at any time in whole or in part, with the consent of Lender, subject to the right of the Lender to convert the outstanding principal in accordance with Section 2 hereof.

(4)	Section 6 of the Note is hereby amended to add new Item (e) as follows:

(e)	while this Note is outstanding in whole or in part, the Company agrees to not issue any new common stock or equivalents, including new stock options, warrants or SARs, to Company management or directors until the Company’s majority owned subsidiary, Omagine LLC, a limited liability company in the Sultanate of Oman (“LLC”), has received a minimum investment of fifteen million U.S. dollars ($15,000,000) (except for the payment that the Company is required to make to its three independent directors in restricted common shares on an annual basis with the next restricted common stock payment due them in January 2018). Similarly, the Company may not extend or reprice existing stock options, warrants, SARs held by Company management or directors (except for the Strategic Options, Strategic Warrants and Strategic SARs which may be extended but not repriced). Further, while this Note is outstanding in whole or in part, the Company may not allow for the conversion of any accrued salary or accrued independent director fees into the Company’s common stock until the $15,000,000 LLC investment milestone has been achieved. For clarity, this Section 6(e) is designed to prohibit Company management from receiving any new common stock or derivatives, or repricing of any existing derivatives until LLC receives the minimum $15,000,000 investment, but does not preclude the Company from issuing stock to other non-management persons or entities in its normal course of business.

Neither the Note nor this Amendment Agreement may be altered, amended or modified in any way except by a written instrument signed by the Company and the Lender.

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IN WITNESS WHEREOF, the Company and the Lender have executed this Amendment Agreement as of the date first above written.

Omagine, Inc.		Holder

By:	/s/ Charles P. Kuczynski	By:	/s/ Jeffrey A. Grossman
	Charles P. Kuczynski		Jeffrey A. Grossman
Vice President and Secretary

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